                                                                    Exhibit 99.1

GapShare

TABLE OF CONTENTS
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT                                                                5

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2000 AND FOR THE YEARS THEN
   ENDED:

   Statements of Net Assets Available for Benefits                                          6

   Statements of Changes in Net Assets Available for Benefits                               7

   Notes to Financial Statements                                                          8-11

SUPPLEMENTAL SCHEDULE:

   Schedule of Assets Held for Investment Purposes as of December 31, 2001                 12

Supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required.

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230

Tel: (415) 783-4000
Fax: (415) 783-4320
www.deloitte.com
                                                                      Deloitte
                                                                      & Touche

INDEPENDENT AUDITORS' REPORT

To the Administrative Committee and Participants of GapShare:

We have audited the accompanying statements of net assets available for benefits of GapShare (the "Plan") as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2001 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

May 31, 2002

GAPSHARE

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2001 AND 2000
-------------------------------------------------------------------------------
                                                         2001           2000
ASSETS:
   Cash                                           $     10,555    $     46,736


   Investments, at fair value:
    Registered investment funds:
     AXP Cash Management Fund                       25,597,910      22,635,541
     AXP Bond Fund                                  20,950,325      14,404,956
     AXP Growth Fund                                66,241,774      88,534,338
     Franklin Small Capital Growth Fund             30,330,734      33,423,365
     Domini Social Equity Fund                      15,335,712      16,373,909
     Janus Worldwide Fund                           22,004,867      22,380,172
                                                 -------------- ---------------
               Total Registered Investment Funds   180,461,322     197,752,281


   Common stock:
     The Gap, Inc. common stock                     90,002,383     162,919,194

   Common Collective Trusts:
     AET Money Market I Fund                         1,813,111       4,395,636
     AET Equity Index II Fund                       20,564,363      17,441,818
                                                 -------------- ---------------

               Total Common Collective Trusts       22,377,474      21,837,454

   Participant loans, net of deemed distributions   15,160,493      18,400,103
                                                 -------------- ---------------

               Total investments at fair value     308,001,672     400,909,032

   Interest receivable                                   3,231          23,513
                                                 -------------- ---------------

NET ASSETS AVAILABLE FOR BENEFITS                 $308,015,458    $400,979,281
                                                 ============== ===============

The accompanying notes are an integral part of these financial statements.

GAPSHARE

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                          2001              2000
ADDITIONS TO (DEDUCTIONS FROM) NET ASSETS
   ATTRIBUTED TO:
   Investment income (loss):
     Dividends and interest                                         $    2,953,696     $    3,328,433
     Net depreciation in fair value of registered investment
      funds                                                            (40,980,217)       (31,604,850)
     Net depreciation in fair value of The Gap, Inc. common
      stock                                                            (71,709,840)      (130,057,810)
     Net depreciation in fair value of Common Collective trusts         (2,183,386)        (1,355,832)
                                                                   ---------------    ---------------

               Total investment loss                                  (111,919,747)      (159,690,059)
                                                                   ---------------    ---------------

   Contributions:
     Employer                                                           21,708,004         17,815,500
     Participants and other                                             39,529,354         36,428,142
                                                                   ---------------    ---------------

               Total contributions                                      61,237,358         54,243,642

               Total                                                   (50,682,389)      (105,446,417)

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
   Benefits paid to participants                                        42,281,434         53,827,332
                                                                   ---------------    ---------------

NET DECREASE                                                           (92,963,823)      (159,273,749)

NET ASSETS AVAILABLE FOR BENEFITS:
   Beginning of year                                                   400,979,281        560,253,030
                                                                   ---------------    ---------------

   End of year                                                      $  308,015,458     $  400,979,281
                                                                   ===============    ===============

The accompanying notes are an integral part of these financial statements.

GAPSHARE

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

1.   DESCRIPTION OF PLAN

     GapShare (the "Plan") is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information.

     The Plan qualifies under sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full time and part time employees of The Gap, Inc. (the "Company" or "Plan Sponsor") and its subsidiaries are eligible to participate in the Plan upon attaining the age of 21 and after one year of employment with the Company upon completion of a minimum of 1,000 hours of service.

     The minimum level of participant contributions is 1% of total compensation. Total contributions may not exceed a maximum of 16% of total compensation on a pre-tax basis or 21% of total compensation on an after-tax basis. The maximum allowable pre-tax contributions qualifying for deferral for individual income tax purposes was $10,500 for the years ended December 31, 2001 and 2000. The maximum compensation allowable for Plan allocation purposes was $170,000 for the years ended December 31, 2001 and 2000, respectively.

     Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2001 and 2000, the formula provided for $1 of Company contributions for each $1 of participant basic contributions, up to a maximum of 4% of the participant's total compensation on a pre-tax or after-tax basis. A participant's aggregate annual contribution, which includes participant and Company contributions, may not exceed 25% of the participant's taxable compensation for the year or $35,000 for the year ended December 31, 2001 and $30,000 for the year ended December 31, 2000, whichever is less.

     Investments of participant and Company contributions are allocated to the funds as elected by the participant. Contribution allocations to the Gap Stock Fund may not exceed 50% of total contributions. Allocations of each fund's earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

     Investment Options - American Express Trust Company is the Plan Trustee.

     At December 31, 2001 and 2000, the Plan's assets were invested in the following funds:

     . AXP Cash Management Fund - A money market fund that seeks maximum current income consistent with liquidity and stability of principal by investing in high-quality money market securities.

     . AXP Bond Fund - A mutual fund that seeks to achieve current income and preservation of capital. The fund invests mainly in high-quality corporate bonds and U.S. government securities.

     . AXP Growth Fund - A mutual fund that seeks long-term capital growth by investing in a portfolio of common stocks of companies that have above-average potential for long-term growth as a result of new management, marketing opportunities or technological superiority.

     . Franklin Small Capital Growth Fund - A mutual fund that seeks long-term capital growth by investing primarily in companies in emerging growth phases.

     . Domini Social Equity Fund - A mutual fund that seeks long-term total return corresponding with performance of the Domini Social Index, which consists of companies that meet certain social responsibility criteria.

     . Janus Worldwide Fund - A diversified mutual fund that seeks long-term capital growth by investing primarily in common stocks of foreign and domestic companies.

     . Gap Stock Fund - The Gap Stock Fund is invested in common shares of The Gap, Inc., and a small amount of short-term investments. This fund may provide the greatest potential for either loss or gain since it is invested in the common stock of a single company. The Trustee buys shares of The Gap, Inc. common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of the Gap Stock Fund or who take distributions or withdrawals from the Gap Stock Fund in the form of cash. At December 31, 2001 and 2000, the Gap Stock Fund held 6,456,412 shares ($13.94 per share) and 6,388,988 shares ($25.50 per share), respectively, of The Gap, Inc. common stock.

     . AET Money Market I Fund - A money market fund that seeks maximum current income consistent with liquidity and stability of principal by investing in high quality money market securities.

     . AET Equity Index II Fund - A collective fund with the objective to achieve a total rate of return as close as possible to that of the S&P 500 Index.

     Vesting - All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

     Participant Loans - For a fee of $30 to $50 (depending on the loan term), participants may apply to receive a loan of up to the lesser of 50% of their vested account or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum participants may borrow is $1,000. Such loans are repaid through payroll deductions for up to a period of five years, unless the loan is for the purchase or construction of a principal residence, in which case terms range from five to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant's total distribution. The fixed interest rate charged is 1% over the current prime rate (as stated in The Wall Street Journal) in effect at the time the loan is made and interest is compounded monthly. As of December 31, 2001 there were 4,109 such loans, with interest rates ranging from 6.0% to 10.5% maturing from 2002 to 2016.

     Automatic Enrollment - The Plan adopted an automatic enrollment provision effective July 1, 2001. Under this provision, eligible employees become automatically enrolled in the Plan at a contribution rate of 2% of pre-tax compensation, unless they otherwise elect not to be enrolled. These participants' initial contributions are allocated 25% to the AXP Cash Management Fund (Class Y), 25% to the AXP Bond Fund (Class Y), and 50% to the AXP Growth Fund (Class Y) unless they choose otherwise. Participants can elect to change or stop deductions at any time following enrollment.

     Payment of Benefits - Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $5,000, deferred until the participant is the age of sixty. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

     Administrative Expenses - The Plan's administrative expenses are paid by the Company and are not included in the Plan's financial statements. See further information within footnotes 5 and 7.

     Reclassifications - Certain reclassifications have been made to the prior year's presentation to conform to the current year's presentation.

2.   SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

     Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

     Investment Valuation and Income Recognition - The AET Money Market I Fund and the AET Equity Index II Fund are valued by the Trustee at fair market value at the end of each Plan year. All other investments, including The Gap, Inc. common stock, are valued using quoted market prices. Participant loans are carried at amortized cost, which approximates fair value.

     Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

     Payment of Benefits - Distributions to participants are recorded when paid.

3.   TAX EXEMPT STATUS

     The Plan qualifies as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the "Code"), with a qualified cash or deferred arrangement under Section 401(k) of the Code, and, accordingly, the Plan's net investment income is exempt from income taxes. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service dated September 15, 1998. The Plan sponsor believes that the Plan continues to qualify for tax exempt status.

4.   PLAN TERMINATION

     The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

5.   PARTIES-IN-INTEREST TRANSACTIONS

     Certain Plan investments are shares of common collective trust funds managed by American Express. American Express is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Company for trustee and record keeping services was approximately $245,000 for the year ended December 31, 2001.

6.   RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500


                                                                                              December 31,
                                                                                                2001

          Assets available for benefits per the financial statements                         $308,015,458

          Loans deemed distributions in 2001                                                    1,174,154
                                                                                             ------------

          Assets available for benefits per Form 5500                                        $309,189,612
                                                                                             ============

                                                                                               Year Ended
                                                                                              December 31,
                                                                                                 2001

          Total deductions per the financial statements                                      $ 42,281,434

          Less loans deemed distributions in 2001                                               1,174,154
                                                                                             ------------
          Total deductions per Form 5500                                                     $ 41,107,280
                                                                                             ============


7.   SUBSEQUENT EVENT

     Beginning on March 31, 2002, a quarterly administrative fee will be assessed on all participant accounts with balances greater than $100. The fee is not expected to be more than $20 per year per account. Previously, the Plan's administrative fees were paid by the Plan Sponsor.

                                     ******

GAPSHARE

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2001
-------------------------------------------------------------------------------

    Identity of Issuer                         Description of                                                            Fair
       or Borrower                               Investment                                     Cost                    Value

AXP Cash Management Fund                     Money Market Fund                             $  25,597,910            $  25,597,910

AXP Bond Fund                                Mutual Fund,
                                             4,364,651 shares                                 21,066,282               20,950,325

AXP Growth Fund                              Mutual Fund,
                                             2,453,399 shares                                 87,809,878               66,241,774

                                             Mutual Fund,
Franklin Small Capital Growth Fund            973,075 shares                                  31,948,729               30,330,734

Domini Social Equity Fund                    Mutual Fund,
                                             560,311 shares                                   18,448,691               15,335,712

Janus World Wide Fund                        Mutual Fund,
                                              501,936 shares                                  31,920,803               22,004,867

The Gap, Inc. common stock                    6,456,412 shares                                32,900,275               90,002,383

AET Money Market I*                          Money Market Fund                                 1,813,111                1,813,111

AET Equity Index II Fund*                    Mutual Fund,
                                             645,663 shares                                   22,668,488               20,564,363

Participant loans                            4,109 loans with
                                              interest rates from   6.0% - 10.5%
                                              maturing  from 2002 to 2016                     15,160,493               15,160,493
                                                                                           -------------            -------------

TOTAL                                                                                      $ 289,334,660            $ 308,001,672
                                                                                           =============            =============

* Represents party-in-interest transactions